As filed with the Securities and Exchange Commission on February 22, 2002

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             THE COCA-COLA COMPANY
             (Exact name of registrant as specified in its charter)

             Delaware                                             58-0628465
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                           Identification No.)

                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313
         (Address, including zip code, of principal executive offices)

                The Coca-Cola Company Deferred Compensation Plan
                            (Full title of the plan)

                             Deval L. Patrick, Esq.
                  Executive Vice President and General Counsel
                             The Coca-Cola Company
                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313
                    (Name and address of agent for service)

                                With a copy to:
                           Carol Crofoot Hayes, Esq.
       Chief Counsel, Transactions and Securities and Assistant Secretary
                             The Coca-Cola Company
                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313

                                 (404) 676-2121
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                   Proposed         Proposed
  Title of          Amount         maximum          maximum         Amount of
Securities to        to be     offering price      aggregate       registration
be registered     registered    per unit (1)    offering price (1)     fee
--------------------------------------------------------------------------------
Deferred        $150,000,000        100%          $150,000,000      $13,800
Compensation
Obligations
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Certain Documents by Reference.

     The following documents have been previously filed by The Coca-Cola Company (the "Company") with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

     (a)  Annual Report on Form 10-K for the year ended December 31, 2000;

          (b) Quarterly Report on Form 10-Q for the quarters ended March 30, 2001, June 30, 2001 and September 30, 2001; and

          (c) Current Report on Form 8-K filed February 21, 2001.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.


Item 4.   Description of Securities.

     The securities being registered hereby represent deferred compensation obligations (the "Obligations") of the Company under The Coca-Cola Company Deferred Compensation Plan (the "Plan"). The securities represent contractual obligations of the Company to pay or distribute to participants in the Plan, upon their retirement, termination of employment and/or at certain other times, compensation, the receipt of which the participants have elected to defer, as adjusted for notional investment experience, in accordance with the terms of the Plan. The Obligations may also represent amounts that the Company has elected to credit to a participant's account under the Plan, as adjusted. Amounts credited to a participant's account are credited with earnings based on one or more notional investment measurements. The obligations are payable in cash upon retirement, termination of employment and/or at certain other times in a lump-sum distribution or in installments, at the election of the participant made in accordance with the Plan. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary (ies), will be null and void.

     The Obligations are not convertible into any other security of the Company. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Company may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations.

     Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Company. Assets of any rabbi trust will at all times be subject to the claims of the Company's general creditors.


Item 5.   Interest of Named Experts and Counsel.

     1. The consolidated financial statements and schedule of the Company appearing (or incorporated by reference) in the Company's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included (or incorporated by reference) therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

     2. The legality of the Obligations offered hereby has been passed upon for the Company by Deval L. Patrick, Executive Vice President and General Counsel of the Company. As of February 11, 2002, Mr. Patrick beneficially owned 71,100 shares of Common Stock of the Company and, under stock option plans of the Company, holds options to purchase 378,000 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents for the corporation.

     1. Article Tenth of the Certificate of Incorporation of the Company provides:

               "A. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

               B. Any repeal or modification of Article Tenth, Paragraph A, by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

        2.  Article Seventh of the By-Laws of the Company provides:

               "Section 1. Indemnification of Directors and Officers; Insurance. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the first two paragraphs of this Section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               Any indemnification under the first two paragraphs of this Section (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct set forth in the first two paragraphs of this Section has been met. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

               Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized by this Section.

               The indemnification and advancement of expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which those indemnified or those who receive advances may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

               The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     The Company has purchased directors' and officers' liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

     For the undertaking with respect to indemnification, see Item 9.


Item 7.   Exemptions from Registration Claimed.

     Inapplicable.


Item 8.   Exhibits

5.1 Opinion of Deval L. Patrick, Executive Vice President and General Counsel of the Company, regarding the validity of the securities being registered

23.1 Consent of Deval L. Patrick, Executive Vice President and General Counsel of the Company (included as part of Exhibit 5.1)

23.2      Consent of Ernst & Young LLP

24.1      Powers of Attorney


Item 9.   Undertakings

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 22nd day of February, 2002.

                                THE COCA-COLA COMPANY


                                By: /s/ Gary P. Fayard
                                -----------------------------------
                                        Gary P. Fayard
                                        Senior Vice President
                                        and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 22nd day of February, 2002:




                                /s/ Douglas N. Daft
                                ---------------------------------------
                                Douglas N. Daft
                                Chairman, Board of Directors,
                                Chief Executive Officer and a Director
                                (Principal Executive Officer)


                                /s/ Gary P. Fayard
                                ---------------------------------------
                                Gary P. Fayard
                                Senior Vice President and Chief
                                Financial Officer
                                (Principal Financial Officer)


                                /s/ Connie D. McDaniel
                                ---------------------------------------
                                Connie D. McDaniel
                                Vice President and Controller
                                (Principal Accounting Officer)

Directors:


             *                                          *
-----------------------                 ----------------------------
Herbert A. Allen                        Donald F. McHenry


             *                                          *
-----------------------                 ----------------------------
Ronald W. Allen                         Sam Nunn


            *                                          *
-----------------------                 ----------------------------
Cathleen P. Black                       Paul F. Oreffice


            *                                          *
-----------------------                 ----------------------------
Warren E. Buffett                       James D. Robinson III


            *                                          *
-----------------------                 ----------------------------
Susan B. King                           Peter V. Ueberroth


                                                       *
                                        ----------------------------
                                        James B. Williams



* By: /s/ Carol Crofoot Hayes
      ---------------------------
      Carol Crofoot Hayes
      Attorney-in-Fact


Date: February 22, 2002

                               INDEX TO EXHIBITS
                               -----------------


Exhibit
  No.                           Exhibit
-------         ---------------------------------------------------------------

5.1 Opinion of Deval L. Patrick, Executive Vice President and General Counsel of the Company, regarding the validity of the securities being registered

23.1 Consent of Deval L. Patrick, Executive Vice President and General Counsel of the Company (included as part of Exhibit 5.1)

23.2            Consent of Ernst & Young LLP

24.1            Powers of Attorney